Exhibit 99.1
July 25, 2023

Dow reports second quarter 2023 results
FINANCIAL HIGHLIGHTS
•GAAP earnings per share was $0.68; operating earnings per share (EPS)1 was $0.75, compared to $2.31 in the year-ago period and $0.58 in the prior quarter. Operating EPS excludes significant items in the quarter, totaling $0.07 per share, primarily related to costs associated with the Company’s 2023 Restructuring Program.
•Net sales were $11.4 billion, down 27% versus the year-ago period. Declines in all operating segments reflected lower demand and prices due to slower macroeconomic activity. Sales were down 4% sequentially, as volume gains were more than offset by lower local prices.
•Volume decreased 8% versus the year-ago period, led by a 14% decline in Europe, the Middle East, Africa, and India (EMEAI). Sequentially, volume increased by 1%, driven by gains in Asia Pacific and Latin America.
•Local price declined 18% versus the year-ago period and 5% sequentially, with declines in all operating segments and regions due to lower demand and global energy and feedstock costs.
•Currency decreased net sales by 1% year-over-year and was flat sequentially.
•Equity losses were $57 million, compared to equity earnings of $195 million in the year-ago period, primarily driven by declines at Sadara. Equity losses were $48 million in the prior quarter. Sequentially, the earnings decline was primarily driven by lower product prices, reflecting the impact of a slow recovery in China.
•GAAP net income was $501 million. Operating EBIT1 was $885 million, down from $2.4 billion in the year-ago period, with declines in all operating segments primarily driven by lower local prices. Sequentially, Op. EBIT was up $177 million, primarily driven by Packaging & Specialty Plastics.
•Cash provided by operating activities – continuing operations was more than $1.3 billion, down $509 million year-over-year and up $816 million compared to the prior quarter. The Company delivered cash flow conversion1 of 98% on a trailing 12-month basis.
•Returns to shareholders totaled $743 million in the quarter, including $493 million in dividends and $250 million in share repurchases.

SUMMARY FINANCIAL RESULTS

	Three Months Ended Jun 30			Three Months Ended Mar 31
In millions, except per share amounts	2Q23	2Q22	vs. SQLY [B / (W)]	1Q23	vs. PQ [B / (W)]
Net Sales	$11,420	$15,664	$(4,244)	$11,851	$(431)
GAAP Income (Loss), Net of Tax	$501	$1,681	$(1,180)	$(73)	$574
Operating EBIT[1]	$885	$2,375	$(1,490)	$708	$177
Operating EBIT Margin[1]	7.7%	15.2%	(750) bps	6.0%	170 bps
Operating EBITDA[1]	$1,534	$3,059	$(1,525)	$1,356	$178
GAAP Earnings (Loss) Per Share	$0.68	$2.26	$(1.58)	$(0.13)	$0.81
Operating Earnings Per Share[1]	$0.75	$2.31	$(1.56)	$0.58	$0.17
Cash Provided by Operating Activities - Cont. Ops	$1,347	$1,856	$(509)	$531	$816
1.Op. Earnings Per Share, Op. EBIT, Op. EBIT Margin, Op. EBITDA, and Cash Flow Conversion are non-GAAP measures.
See page 6 for further discussion.
®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow

Dow reports second quarter 2023 results

CEO QUOTE
Jim Fitterling, chair and chief executive officer, commented on the quarter:

“Team Dow delivered sequential earnings improvement and generated operating cash flow of more than $1.3 billion in the second quarter. We proactively navigated the challenging near-term macro environment by implementing our targeted cost savings actions while capitalizing on our advantaged feedstock position and participation in attractive end-markets. Year-to-date, we have returned nearly $1.4 billion to shareholders through our industry-leading dividend and share repurchases, reflecting our ongoing commitment to strong cash generation. Altogether, we remain well-positioned to execute our financial and operational playbook and advance our Decarbonize and Grow strategy to continue to create value for all our stakeholders.”

SEGMENT HIGHLIGHTS

Packaging & Specialty Plastics

	Three Months Ended Jun 30			Three Months Ended Mar 31
In millions, except margin percentages	2Q23	2Q22	vs. SQLY [B / (W)]	1Q23	vs. PQ [B / (W)]
Net Sales	$5,940	$8,233	$(2,293)	$6,114	$(174)
Operating EBIT	$918	$1,436	$(518)	$642	$276
Operating EBIT Margin	15.5%	17.4%	(190) bps	10.5%	500 bps
Equity Earnings	$19	$138	$(119)	$21	$(2)

Packaging & Specialty Plastics segment net sales in the quarter were $5.9 billion, down 28% versus the year-ago period. Local price decreased 21% year-over-year due to lower ethylene and polyethylene prices across all regions driven by lower global energy and feedstock costs. Volume declined 7% year-over-year, primarily in EMEAI, driven by lower demand for olefins and aromatics. On a sequential basis, net sales decreased by 3%, as volume gains in Asia Pacific and Latin America were more than offset by lower third-party energy sales.

Equity earnings were $19 million, down $119 million compared to the year-ago period, primarily due to lower integrated polyethylene margins at the Company’s principal joint ventures and planned maintenance turnaround activity at Sadara. Equity earnings were down slightly on a sequential basis.

Operating EBIT was $918 million, compared to $1.4 billion in the year-ago period due to lower integrated polyethylene margins. Sequentially, Op. EBIT improved by $276 million driven by lower energy and feedstock costs.

Packaging and Specialty Plastics business reported a net sales decline versus the year-ago period due to lower polyethylene prices across all regions from reduced input costs. Sequentially, net sales increased, driven by higher global polyethylene demand primarily in flexible packaging, and licensing revenue.

Hydrocarbons & Energy business reported a net sales decline compared to the year-ago period, primarily in EMEAI and driven by lower olefin and aromatic sales. Sequentially, net sales decreased due to lower third-party power and steam sales.

Dow reports second quarter 2023 results

Industrial Intermediates & Infrastructure

	Three Months Ended Jun 30			Three Months Ended Mar 31
In millions, except margin percentages	2Q23	2Q22	vs. SQLY [B / (W)]	1Q23	vs. PQ [B / (W)]
Net Sales	$3,177	$4,370	$(1,193)	$3,378	$(201)
Operating EBIT	$(35)	$426	$(461)	$123	$(158)
Operating EBIT Margin	(1.1)%	9.7%	(1,080) bps	3.6%	(470) bps
Equity Earnings (Losses)	$(83)	$57	$(140)	$(73)	$(10)

Industrial Intermediates & Infrastructure segment net sales were $3.2 billion, down 27% versus the year-ago period. Local price declined 15% year-over-year and currency decreased net sales by 1%. Volume was down 11% year-over-year, driven by lower demand for consumer durables, building & construction, and industrial applications. On a sequential basis, net sales declined 6% as volume gains were more than offset by local price declines.

Equity losses for the segment were $83 million, compared to equity earnings of $57 million in the year-ago period, driven by lower local prices and demand at Sadara and the Kuwait joint ventures. Equity losses in the prior quarter were $73 million. Sequentially, the earnings decline was primarily driven by lower product prices.

Operating EBIT was a loss of $35 million, compared to earnings of $426 million in the year-ago period, driven by lower local prices and demand in both businesses. On a sequential basis, Op. EBIT was down $158 million driven by lower prices and increased planned maintenance turnaround activity.

Polyurethanes & Construction Chemicals business reported a net sales decrease compared to the year-ago period, driven by declines in local price for propylene oxide derivatives and reduced demand for consumer durables, building & construction, and industrial applications. Sequentially, net sales declined driven by lower local prices, which were partly offset by a modest seasonal improvement in demand for building & construction applications.

Industrial Solutions business reported a decrease in net sales compared to the year-ago period, driven by local price declines and lower demand for coatings and industrial applications. Sequentially, net sales declined as lower local prices and a seasonal decrease in demand for deicing fluids were partly offset by improved supply availability following weather-related impacts and a third-party outage in the prior period.

Performance Materials & Coatings

	Three Months Ended Jun 30			Three Months Ended Mar 31
In millions, except margin percentages	2Q23	2Q22	vs. SQLY [B / (W)]	1Q23	vs. PQ [B / (W)]
Net Sales	$2,197	$3,003	$(806)	$2,276	$(79)
Operating EBIT	$66	$561	$(495)	$35	$31
Operating EBIT Margin	3.0%	18.7%	(1,570) bps	1.5%	150 bps
Equity Earnings	$6	$2	$4	$3	$3

Performance Materials & Coatings segment net sales in the quarter were $2.2 billion, down 27% versus the year-ago period. Local price decreased 16% year-over-year, primarily driven by declines for siloxanes and acrylic monomers. Currency decreased net sales by 1%. Volume was down 10% year-over-year, with declines in both businesses and in all regions. On a sequential basis, net sales were down 3% as volume gains including a modest increase in seasonal demand in building & construction end-markets were more than offset by lower local prices in both businesses.

Dow reports second quarter 2023 results

Operating EBIT was $66 million, compared to $561 million in the year-ago period, driven by local price declines in siloxanes and lower global demand for silicones and coatings applications. Sequentially, Op. EBIT increased $31 million, driven primarily by seasonally higher volumes.

Consumer Solutions business reported a decrease in net sales versus the year-ago period, as resilient demand for commercial building & construction and mobility applications was more than offset by lower local price and volume for siloxanes. Sequentially, net sales declined as seasonally higher volume for building & construction and resilient demand for electronics and industrial applications were more than offset by lower sales of siloxanes.

Coatings & Performance Monomers business reported a decrease in net sales compared to the year-ago period, led by declines in local price due to lower raw material costs. Sequentially, net sales increased as a modest seasonal increase in demand for industrial and architectural coatings was partly offset by local price declines.

OUTLOOK

“Looking ahead, we will continue to execute our near-term cost savings actions and advance our longer-term strategic priorities as we manage through a macro environment that is expected to remain challenging in the second half of the year,” said Fitterling. “The actions we outlined in January are on track to deliver $1 billion of cost savings this year and we continue to benefit from the solid financial position and focus on cash flow generation we have demonstrated since Spin. Additionally, our disciplined and balanced capital allocation priorities continue to support our Decarbonize and Grow, and Transform the Waste investments to deliver long-term value creation for our stakeholders.”

Conference Call
Dow will host a live webcast of its quarterly earnings conference call with investors to discuss its results, business outlook and other matters today at 8:00 a.m. ET. The webcast and slide presentation that accompany the conference call will be posted on the events and presentations page of investors.dow.com.

About Dow
Dow (NYSE: DOW) combines global breadth; asset integration and scale; focused innovation and materials science expertise; leading business positions; and environmental, social and governance leadership to achieve profitable growth and help deliver a sustainable future. The Company's ambition is to become the most innovative, customer centric, inclusive and sustainable materials science company in the world. Dow's portfolio of plastics, industrial intermediates, coatings and silicones businesses delivers a broad range of differentiated, science-based products and solutions for its customers in high-growth market segments, such as packaging, infrastructure, mobility and consumer applications. Dow operates manufacturing sites in 31 countries and employs approximately 37,800 people. Dow delivered sales of approximately $57 billion in 2022. References to Dow or the Company mean Dow Inc. and its subsidiaries. For more information, please visit www.dow.com or follow @DowNewsroom on Twitter.

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Dow reports second quarter 2023 results

For further information, please contact:

Investors:	Media:
Pankaj Gupta	Kyle Bandlow
pgupta@dow.com	kbandlow@dow.com
+1 989-638-5265	+1 989-638-2417

Cautionary Statement about Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements often address expected future business and financial performance, financial condition, and other matters, and often contain words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “opportunity,” “outlook,” “plan,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “will be,” “will continue,” “will likely result,” “would” and similar expressions, and variations or negatives of these words or phrases.

Forward-looking statements are based on current assumptions and expectations of future events that are subject to risks, uncertainties and other factors that are beyond Dow’s control, which may cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements and speak only as of the date the statements were made. These factors include, but are not limited to: sales of Dow’s products; Dow’s expenses, future revenues and profitability; any global and regional economic impacts of a pandemic or other public health-related risks and events on Dow’s business; any sanctions, export restrictions, supply chain disruptions or increased economic uncertainty related to the ongoing conflict between Russia and Ukraine; capital requirements and need for and availability of financing; unexpected barriers in the development of technology, including with respect to Dow's contemplated capital and operating projects; Dow's ability to realize its commitment to carbon neutrality on the contemplated timeframe; size of the markets for Dow’s products and services and ability to compete in such markets; failure to develop and market new products and optimally manage product life cycles; the rate and degree of market acceptance of Dow’s products; significant litigation and environmental matters and related contingencies and unexpected expenses; the success of competing technologies that are or may become available; the ability to protect Dow’s intellectual property in the United States and abroad; developments related to contemplated restructuring activities and proposed divestitures or acquisitions such as workforce reduction, manufacturing facility and/or asset closure and related exit and disposal activities, and the benefits and costs associated with each of the foregoing; fluctuations in energy and raw material prices; management of process safety and product stewardship; changes in relationships with Dow’s significant customers and suppliers; changes in consumer preferences and demand; changes in laws and regulations, political conditions or industry development; global economic and capital markets conditions, such as inflation, market uncertainty, interest and currency exchange rates, and equity and commodity prices; business or supply disruptions; security threats, such as acts of sabotage, terrorism or war, including the ongoing conflict between Russia and Ukraine; weather events and natural disasters; disruptions in Dow’s information technology networks and systems; and risks related to Dow’s separation from DowDuPont Inc. such as Dow’s obligation to indemnify DuPont de Nemours, Inc. and/or Corteva, Inc. for certain liabilities.

Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. A detailed discussion of principal risks and uncertainties which may cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and the Company's subsequent Quarterly Reports on Form 10-Q. These are not the only risks and uncertainties that Dow faces. There may be other risks and uncertainties that Dow is unable to identify at this time or that Dow does not currently expect to have a material impact on its business. If any of those risks or uncertainties develops into an actual event, it could have a material adverse effect on Dow’s business. Dow Inc. and The Dow Chemical Company (“TDCC”) assume no obligation to update or revise publicly any forward-looking statements whether because of new information, future events, or otherwise, except as required by securities and other applicable laws.

®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow

Non-GAAP Financial Measures
This earnings release includes information that does not conform to GAAP and are considered non-GAAP measures. Management uses these measures internally for planning, forecasting and evaluating the performance of the Company's segments, including allocating resources. Dow's management believes that these non-GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide more relevant and meaningful information to investors as they provide insight with respect to ongoing operating results of the Company and a more useful comparison of year-over-year results. These non-GAAP measures supplement the Company's GAAP disclosures and should not be viewed as alternatives to GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Non-GAAP measures included in this release are defined below. Reconciliations for these non-GAAP measures to GAAP are provided in the Selected Financial Information and Non-GAAP Measures section starting on page 11. Dow does not provide forward-looking GAAP financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most comparable GAAP financial measures on a forward-looking basis because the Company is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, foreign currency exchange gains or losses and potential future asset impairments, as well as discrete taxable events, without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP results for the guidance period.

Operating Earnings Per Share is defined as "Earnings (loss) per common share - diluted" excluding the after-tax impact of significant items.

Operating EBIT is defined as earnings (i.e., "Income (loss) before income taxes") before interest, excluding the impact of significant items.

Operating EBIT Margin is defined as Operating EBIT as a percentage of net sales.

Operating EBITDA is defined as earnings (i.e., "Income (loss) before income taxes") before interest, depreciation and amortization, excluding the impact of significant items.

Free Cash Flow is defined as "Cash provided by operating activities - continuing operations," less capital expenditures. Under this definition, Free Cash Flow represents the cash generated by the Company from operations after investing in its asset base. Free Cash Flow, combined with cash balances and other sources of liquidity, represent the cash available to fund obligations and provide returns to shareholders. Free Cash Flow is an integral financial measure used in the Company's financial planning process.

Cash Flow Conversion is defined as "Cash provided by operating activities - continuing operations," divided by Operating EBITDA. Management believes Cash Flow Conversion is an important financial metric as it helps the Company determine how efficiently it is converting its earnings into cash flow.

Operating Return on Capital (ROC) is defined as net operating profit after tax, excluding the impact of significant items, divided by total average capital, also referred to as ROIC.

Dow Inc. and Subsidiaries
Consolidated Statements of Income

In millions, except per share amounts (Unaudited)	Three Months Ended		Six Months Ended
	Jun 30, 2023	Jun 30, 2022	Jun 30, 2023	Jun 30, 2022
Net sales	$11,420	$15,664	$23,271	$30,928
Cost of sales	9,875	12,899	20,504	25,301
Research and development expenses	205	217	419	435
Selling, general and administrative expenses	408	435	836	933
Amortization of intangibles	81	85	162	173
Restructuring and asset related charges - net	8	—	549	186
Equity in earnings (losses) of nonconsolidated affiliates	(57)	195	(105)	369
Sundry income (expense) - net	31	75	110	223
Interest income	66	36	142	64
Interest expense and amortization of debt discount	172	165	357	332
Income before income taxes	711	2,169	591	4,224
Provision for income taxes	210	488	163	991
Net income	501	1,681	428	3,233
Net income attributable to noncontrolling interests	16	20	36	3
Net income available for Dow Inc. common stockholders	$485	$1,661	$392	$3,230

Per common share data:
Earnings per common share - basic	$0.68	$2.28	$0.55	$4.40
Earnings per common share - diluted	$0.68	$2.26	$0.54	$4.37

Weighted-average common shares outstanding - basic	707.0	725.7	707.6	730.2
Weighted-average common shares outstanding - diluted	709.9	731.5	710.7	735.6

Dow Inc. and Subsidiaries
Consolidated Balance Sheets

In millions, except share amounts (Unaudited)	Jun 30, 2023	Dec 31, 2022
Assets
Current Assets
Cash and cash equivalents	$2,924	$3,886
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2023: $105; 2022: $110)	5,539	5,611
Other	2,119	2,144
Inventories	6,487	6,988
Other current assets	1,480	1,848
Total current assets	18,549	20,477
Investments
Investment in nonconsolidated affiliates	1,335	1,589
Other investments (investments carried at fair value - 2023: $1,802; 2022: $1,757)	2,823	2,793
Noncurrent receivables	561	666
Total investments	4,719	5,048
Property
Property	59,145	58,055
Less: Accumulated depreciation	38,743	37,613
Net property	20,402	20,442
Other Assets
Goodwill	8,615	8,644
Other intangible assets (net of accumulated amortization - 2023: $5,201; 2022: $5,022)	2,231	2,442
Operating lease right-of-use assets	1,297	1,227
Deferred income tax assets	1,075	960
Deferred charges and other assets	1,406	1,363
Total other assets	14,624	14,636
Total Assets	$58,294	$60,603
Liabilities and Equity
Current Liabilities
Notes payable	$102	$362
Long-term debt due within one year	107	362
Accounts payable:
Trade	4,286	4,940
Other	1,879	2,276
Operating lease liabilities - current	317	287
Income taxes payable	339	334
Accrued and other current liabilities	2,619	2,770
Total current liabilities	9,649	11,331
Long-Term Debt	14,735	14,698
Other Noncurrent Liabilities
Deferred income tax liabilities	671	1,110
Pension and other postretirement benefits - noncurrent	3,735	3,808
Asbestos-related liabilities - noncurrent	819	857
Operating lease liabilities - noncurrent	1,036	997
Other noncurrent obligations	7,140	6,555
Total other noncurrent liabilities	13,401	13,327
Stockholders’ Equity
Common stock (authorized 5,000,000,000 shares of $0.01 par value each; issued 2023: 775,474,359 shares; 2022: 771,678,525 shares)	8	8
Additional paid-in capital	8,661	8,540
Retained earnings	22,570	23,180
Accumulated other comprehensive loss	(7,067)	(7,139)
Treasury stock at cost (2023: 72,399,802 shares; 2022: 66,798,605 shares)	(4,175)	(3,871)
Dow Inc.’s stockholders’ equity	19,997	20,718
Noncontrolling interests	512	529
Total equity	20,509	21,247
Total Liabilities and Equity	$58,294	$60,603

Dow Inc. and Subsidiaries
Consolidated Statements of Cash Flows

In millions (Unaudited)	Six Months Ended
	Jun 30, 2023	Jun 30, 2022
Operating Activities
Net income	$428	$3,233
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,297	1,436
Provision (credit) for deferred income tax	(589)	348
Earnings of nonconsolidated affiliates less than dividends received	267	289
Net periodic pension benefit cost (credit)	(46)	14
Pension contributions	(76)	(89)
Net (gain) loss on sales of assets, businesses and investments	(51)	6
Restructuring and asset related charges - net	549	186
Other net loss	492	92
Changes in assets and liabilities, net of effects of acquired and divested companies:
Accounts and notes receivable	156	(767)
Inventories	501	(908)
Accounts payable	(986)	69
Other assets and liabilities, net	(64)	(441)
Cash provided by operating activities - continuing operations	1,878	3,468
Cash provided by (used for) operating activities - discontinued operations	4	(11)
Cash provided by operating activities	1,882	3,457
Investing Activities
Capital expenditures	(1,001)	(772)
Investment in gas field developments	(124)	(80)
Purchases of previously leased assets	(3)	(3)
Proceeds from sales of property, businesses and consolidated companies, net of cash divested	59	5
Acquisitions of property and businesses, net of cash acquired	(54)	—
Investments in and loans to nonconsolidated affiliates	(2)	(33)
Distributions and loan repayments from nonconsolidated affiliates	1	10
Proceeds from sales of ownership interests in nonconsolidated affiliates	63	11
Purchases of investments	(821)	(278)
Proceeds from sales and maturities of investments	1,083	418
Other investing activities, net	(35)	(41)
Cash used for investing activities	(834)	(763)
Financing Activities
Changes in short-term notes payable	(255)	180
Payments on short-term debt greater than three months	—	(14)
Proceeds from issuance of long-term debt	55	49
Payments on long-term debt	(320)	(927)
Purchases of treasury stock	(375)	(1,400)
Proceeds from issuance of stock	55	97
Transaction financing, debt issuance and other costs	(1)	(7)
Employee taxes paid for share-based payment arrangements	(41)	(34)
Distributions to noncontrolling interests	(36)	(22)
Dividends paid to stockholders	(989)	(1,018)
Cash used for financing activities	(1,907)	(3,096)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(98)	(162)
Summary
Decrease in cash, cash equivalents and restricted cash	(957)	(564)
Cash, cash equivalents and restricted cash at beginning of period	3,940	3,033
Cash, cash equivalents and restricted cash at end of period	$2,983	$2,469
Less: Restricted cash and cash equivalents, included in "Other current assets"	59	102
Cash and cash equivalents at end of period	$2,924	$2,367

Dow Inc. and Subsidiaries
Net Sales by Segment and Geographic Region

Net Sales by Segment	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2023	Jun 30, 2022	Jun 30, 2023	Jun 30, 2022
Packaging & Specialty Plastics	$5,940	$8,233	$12,054	$15,860
Industrial Intermediates & Infrastructure	3,177	4,370	6,555	8,894
Performance Materials & Coatings	2,197	3,003	4,473	6,052
Corporate	106	58	189	122
Total	$11,420	$15,664	$23,271	$30,928
U.S. & Canada	$4,249	$5,707	$8,699	$11,244
EMEAI [1]	3,774	5,677	7,827	11,189
Asia Pacific	2,058	2,673	4,105	5,426
Latin America	1,339	1,607	2,640	3,069
Total	$11,420	$15,664	$23,271	$30,928

Net Sales Variance by Segment and Geographic Region	Three Months Ended Jun 30, 2023				Six Months Ended Jun 30, 2023
	Local Price & Product Mix	Currency	Volume	Total	Local Price & Product Mix	Currency	Volume	Total
Percent change from prior year
Packaging & Specialty Plastics	(21)%	—%	(7)%	(28)%	(16)%	(1)%	(7)%	(24)%
Industrial Intermediates & Infrastructure	(15)	(1)	(11)	(27)	(11)	(1)	(14)	(26)
Performance Materials & Coatings	(16)	(1)	(10)	(27)	(14)	(2)	(10)	(26)
Total	(18)%	(1)%	(8)%	(27)%	(14)%	(1)%	(10)%	(25)%
Total, excluding the Hydrocarbons & Energy business	(17)%	—%	(7)%	(24)%	(13)%	(1)%	(9)%	(23)%
U.S. & Canada	(17)%	—%	(8)%	(25)%	(14)%	—%	(9)%	(23)%
EMEAI [1]	(19)	(1)	(14)	(34)	(14)	(2)	(14)	(30)
Asia Pacific	(17)	(2)	(4)	(23)	(14)	(2)	(8)	(24)
Latin America	(20)	—	3	(17)	(15)	—	1	(14)
Total	(18)%	(1)%	(8)%	(27)%	(14)%	(1)%	(10)%	(25)%

Net Sales Variance by Segment and Geographic Region	Three Months Ended Jun 30, 2023
	Local Price & Product Mix	Currency	Volume	Total
Percent change from prior quarter
Packaging & Specialty Plastics	(3)%	—%	—%	(3)%
Industrial Intermediates & Infrastructure	(7)	—	1	(6)
Performance Materials & Coatings	(4)	—	1	(3)
Total	(5)%	—%	1%	(4)%
Total, excluding the Hydrocarbons & Energy business	(4)%	—%	2%	(2)%
U.S. & Canada	(4)%	—%	(1)%	(5)%
EMEAI [1]	(6)	—	(1)	(7)
Asia Pacific	(4)	—	5	1
Latin America	(2)	—	5	3
Total	(5)%	—%	1%	(4)%
1.Europe, Middle East, Africa and India.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Operating EBIT by Segment		Three Months Ended		Six Months Ended
In millions (Unaudited)		Jun 30, 2023	Jun 30, 2022	Jun 30, 2023	Jun 30, 2022
Packaging & Specialty Plastics		$918	$1,436	$1,560	$2,670
Industrial Intermediates & Infrastructure		(35)	426	88	1,087
Performance Materials & Coatings		66	561	101	1,156
Corporate		(64)	(48)	(156)	(119)
Total		$885	$2,375	$1,593	$4,794

Depreciation and Amortization by Segment		Three Months Ended		Six Months Ended
In millions (Unaudited)		Jun 30, 2023	Jun 30, 2022	Jun 30, 2023	Jun 30, 2022
Packaging & Specialty Plastics		$320	$344	$640	$739
Industrial Intermediates & Infrastructure		129	136	257	286
Performance Materials & Coatings		194	197	390	397
Corporate		6	7	10	14
Total		$649	$684	$1,297	$1,436

Operating EBITDA by Segment		Three Months Ended		Six Months Ended
In millions (Unaudited)		Jun 30, 2023	Jun 30, 2022	Jun 30, 2023	Jun 30, 2022
Packaging & Specialty Plastics		$1,238	$1,780	$2,200	$3,409
Industrial Intermediates & Infrastructure		94	562	345	1,373
Performance Materials & Coatings		260	758	491	1,553
Corporate		(58)	(41)	(146)	(105)
Total		$1,534	$3,059	$2,890	$6,230

Equity in Earnings (Losses) of Nonconsolidated Affiliates by Segment		Three Months Ended		Six Months Ended
In millions (Unaudited)		Jun 30, 2023	Jun 30, 2022	Jun 30, 2023	Jun 30, 2022
Packaging & Specialty Plastics		$19	$138	$40	$248
Industrial Intermediates & Infrastructure		(83)	57	(156)	119
Performance Materials & Coatings		6	2	9	5
Corporate		1	(2)	2	(3)
Total		$(57)	$195	$(105)	$369

Reconciliation of "Net income (loss)" to "Operating EBIT"	Three Months Ended			Six Months Ended
In millions (Unaudited)	Mar 31, 2023	Jun 30, 2023	Jun 30, 2022	Jun 30, 2023	Jun 30, 2022
Net income (loss)	$(73)	$501	$1,681	$428	$3,233
+ Provision (credit) for income taxes	(47)	210	488	163	991
Income (loss) before income taxes	$(120)	$711	$2,169	$591	$4,224
- Interest income	76	66	36	142	64
+ Interest expense and amortization of debt discount	185	172	165	357	332
- Significant items	(719)	(68)	(77)	(787)	(302)
Operating EBIT (non-GAAP)	$708	$885	$2,375	$1,593	$4,794

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended Jun 30, 2023
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$711	$485	$0.68
Less: Significant items
Restructuring, implementation and efficiency costs, and asset related charges - net [4]	(55)	(42)	(0.06)	Cost of sales ($35 million); R&D ($1 million); SG&A ($11 million); Restructuring and asset related charges - net ($8 million)
Indemnification and other transaction related costs [5]	(13)	(10)	(0.01)	Sundry income (expense) - net
Total significant items	$(68)	$(52)	$(0.07)
Operating results (non-GAAP)	$779	$537	$0.75

Significant Items Impacting Results for the Three Months Ended Jun 30, 2022
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$2,169	$1,661	$2.26
Less: Significant items
Digitalization program costs	(51)	(40)	(0.05)	Cost of sales ($44 million); R&D ($1 million); SG&A ($6 million)
Restructuring, implementation costs and asset related charges - net [6]	(10)	(8)	(0.01)	Cost of sales ($8 million); R&D ($2 million)
Loss on early extinguishment of debt	(8)	(6)	(0.01)	Sundry income (expense) - net
Indemnification and other transaction related costs [5]	(8)	(8)	(0.01)	Sundry income (expense) - net
Income tax related items	—	25	0.03	Provision for income taxes
Total significant items	$(77)	$(37)	$(0.05)
Operating results (non-GAAP)	$2,246	$1,698	$2.31
1."Income before income taxes."
2."Net income available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings per common share - diluted," which includes the impact of participating securities in accordance with the two-class method.
4.Restructuring charges and implementation and efficiency costs associated with the Company's 2023 Restructuring Program.
5.Primarily related to charges associated with agreements entered into with DuPont and Corteva as part of the separation and distribution which, among other matters, provides for cross-indemnities and allocations of obligations and liabilities for periods prior to, at and after the completion of the separation.
6.Restructuring charges, asset related charges and costs associated with implementing the Company's 2020 Restructuring Program.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Six Months Ended Jun 30, 2023
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$591	$392	$0.54
Less: Significant items
Restructuring, implementation and efficiency costs, and asset related charges - net [4]	(606)	(478)	(0.67)	Cost of sales ($63 million); R&D ($2 million); SG&A ($22 million); Restructuring and asset related charges - net ($549 million), offset by Sundry income (expense) - net ($30 million)
Litigation related charges, awards and adjustments [5]	(177)	(138)	(0.19)	Cost of sales
Indemnification and other transaction related costs [6]	(4)	(1)	—	Sundry income (expense) - net
Income tax related items [7]	—	57	0.08	Provision for income taxes
Total significant items	$(787)	$(560)	$(0.78)
Operating results (non-GAAP)	$1,378	$952	$1.32

Significant Items Impacting Results for the Six Months Ended Jun 30, 2022
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$4,224	$3,230	$4.37
Less: Significant items
Digitalization program costs	(92)	(72)	(0.09)	Cost of sales ($82 million); R&D ($2 million); SG&A ($8 million)
Restructuring, implementation costs and asset related charges - net [8]	(20)	(16)	(0.02)	Cost of sales ($15 million); R&D ($4 million); SG&A ($1 million)
Russia / Ukraine conflict charges [9]	(186)	(142)	(0.19)	Restructuring and asset related charges - net
Loss on early extinguishment of debt	(8)	(6)	(0.01)	Sundry income (expense) - net
Indemnification and other transaction related costs [6]	4	4	—	Sundry income (expense) - net
Income tax related items	—	25	0.03	Provision for income taxes
Total significant items	$(302)	$(207)	$(0.28)
Operating results (non-GAAP)	$4,526	$3,437	$4.65
1."Income before income taxes"
2."Net income available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings per common share - diluted," which includes the impact of participating securities in accordance with the two-class method.
4.Restructuring charges and implementation and efficiency costs associated with the Company's 2023 Restructuring Program. Also includes certain gains and losses associated with previously impaired equity investments.
5.Includes a loss associated with legacy agricultural products groundwater contamination matters.
6.Primarily related to charges associated with agreements entered into with DuPont and Corteva as part of the separation and distribution which, among other matters, provides for cross-indemnities and allocations of obligations and liabilities for periods prior to, at and after the completion of the separation.
7.Related to deferred tax assets in a foreign jurisdiction partially offset by a remeasurement of uncertain tax positions.
8.Restructuring charges, asset related charges and costs associated with implementing the Company's 2020 Restructuring Program.
9.Asset related charges including inventory write-downs, bad debt reserves and impairments of other assets related to the conflict between Russia and Ukraine.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended Mar 31, 2023
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$(120)	$(93)	$(0.13)
Less: Significant items
Restructuring, implementation and efficiency costs, and asset related charges - net [4]	(551)	(436)	(0.61)	Cost of sales ($28 million); R&D ($1 million); SG&A ($11 million); Restructuring and asset related charges - net ($541 million), offset by Sundry income (expense) - net ($30 million)
Litigation related charges, awards and adjustments [5]	(177)	(138)	(0.19)	Cost of sales
Indemnification and other transaction related costs [6]	9	9	0.01	Sundry income (expense) - net
Income tax related items [7]	—	57	0.08	Provision (credit) for income taxes
Total significant items	$(719)	$(508)	$(0.71)
Operating results (non-GAAP)	$599	$415	$0.58
1."Income (loss) before income taxes."
2."Net income (loss) available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings (loss) per common share - diluted," which includes the impact of participating securities in accordance with the two-class method.
4.Restructuring charges and implementation and efficiency costs associated with the Company's 2023 Restructuring Program. Also includes certain gains and losses associated with previously impaired equity investments.
5.Includes a loss associated with legacy agricultural products groundwater contamination matters.
6.Primarily related to charges associated with agreements entered into with DuPont and Corteva as part of the separation and distribution which, among other matters, provides for cross-indemnities and allocations of obligations and liabilities for periods prior to, at and after the completion of the separation.
7.Related to deferred tax assets in a foreign jurisdiction partially offset by a remeasurement of uncertain tax positions.

Reconciliation of Free Cash Flow	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2023	Jun 30, 2022	Jun 30, 2023	Jun 30, 2022
Cash provided by operating activities - continuing operations (GAAP)	$1,347	$1,856	$1,878	$3,468
Capital expenditures	(561)	(457)	(1,001)	(772)
Free Cash Flow (non-GAAP)	$786	$1,399	$877	$2,696

Reconciliation of Cash Flow Conversion	Three Months Ended
In millions (Unaudited)	Sep 30, 2022	Dec 31, 2022	Mar 31, 2023	Jun 30, 2023
Cash provided by operating activities - continuing operations (GAAP)	$1,940	$2,078	$531	$1,347
Operating EBITDA (non-GAAP)	$1,863	$1,255	$1,356	$1,534
Cash Flow Conversion (Operating EBITDA to cash flow from operations) (non-GAAP)	104.1%	165.6%	39.2%	87.8%
Cash Flow Conversion - trailing twelve months (non-GAAP)				98.1%